Exhibit 99.1

Natesto® Q4 Revenue Increases 178% Sequentially; Q4 Product Revenue Increases 52% Sequentially

Highest Ever Quarterly Net Revenue for Natesto Testosterone Nasal Gel

ENGLEWOOD, CO / ACCESSWIRE / September 6, 2018 / Aytu BioScience, Inc. (NASDAQ: AYTU), a specialty pharmaceutical company focused on global commercialization of novel products addressing significant medical needs, today will provide an overview of its business, including the company’s operational and financial results for its fiscal fourth quarter and year ended June 30, 2018. The company will host a live conference call and webcast today at 4:30 p.m. ET. Conference call details are provided at the end of this press release.

Q4 FY18 and Recent Operational Highlights

●	Natesto revenue for the fourth quarter increased 178% sequentially from Q3 FY18

●	Recorded company revenue of $925,000, a 52% increase sequentially from Q3 FY18

●	Recorded highest ever net revenue for Natesto, driven by continuing prescription demand, company’s implementation of reimbursement support programs, and discontinuation of zero revenue vouchers

●	Reduced couponing of Natesto by more than 2x to 28% of gross revenue in Q4 FY18, compared to 68% in Q3 FY18, beginning a significant shift toward more profitable prescriptions

●	Announced University of Miami’s initiation of the Natesto Spermatogenesis Study and enrollment of the first twenty patients

●	Natesto Spermatogenesis Study featured in Local ABC News Segment: “UM Doctors Test New Medication for Treating Men with Low Testosterone; Nasal Testosterone Gel doesn’t Appear to have Negative Side Effects, Doctors Say.”

●	Entered $1.8 billion U.S. prescription sleep aid market with exclusive license to ZolpiMist™ to expand company’s commercial-stage product portfolio

●	Announced accelerated launch of ZolpiMist in the U.S.

●	Announced 7 presentations of clinical findings for its proprietary MiOXSYS® System at the 34th annual meeting of the European Society of Human Reproduction and Embryology (ESHRE)

Josh Disbrow, Chief Executive Officer of Aytu BioScience commented, “During the quarter, we made solid progress toward our stated goals of increasing Natesto paid prescriptions, increasing product revenues to reflect lower discounting and patient couponing levels, and continuing to build clinical support that differentiates Natesto from other marketed testosterone replacement therapies. First, couponing was reduced by more than 2x to 28%, down from 68% last quarter – demonstrating that patients are less reliant on discounts. Second, Natesto revenues grew 178% sequentially this quarter, as prescription demand continued to be strong. Both factors helped Aytu BioScience achieve its highest ever net revenue for Natesto in company history. Third, we continued to invest in increasing the body of clinical evidence supporting Natesto’s distinct efficacy and safety profile and enrolled the first twenty patients in the Natesto Spermatogenesis Study. Dr. Ranjith Ramasamy, the Director of Reproductive Urology at the University of Miami is running this study and has commented ‘Currently, there are no FDA-approved therapies to treat men with low testosterone who wish to preserve their fertility. About 20% of men with Low T deal with these decisions, and Natesto could be an alternative for simultaneously increasing testosterone while preserving sperm production.’ We expect an interim readout on the study this fall.”

Mr. Disbrow added, “Not included in this excellent quarter, is any contribution from our newest product, FDA-approved prescription sleep aid, ZolpiMist. We acquired ZolpiMist on June 11, 2018, and last month we launched the product earlier than originally expected. Our sales force has been trained, U.S. wholesalers have been stocked, and we look forward to this product beginning to contribute revenue in our current fiscal Q1 quarter ending September 30, 2018.”

Mr. Disbrow concluded, “When we provided our Q3 business update, we knew we had a lot to do in order to move our business beyond the promotional stage of offering discounted, couponed Natesto prescriptions, to get Natesto’s name into the market, and to pivot towards increasing sales of paid prescriptions. It is rewarding to see the positive effects of the implementation of the Natesto Support Program and all of the commercial team’s hard work, lending to our announcement of a historic revenue quarter with such a high sequential growth rate. As important, it is good to see the results of the fundamental shift to our business as we move toward more profitable prescriptions. On top of that, we’ve added a product, ZolpiMist, that doubles our total addressable market to nearly $4 billion. We look forward to launching ZolpiMist while continuing to drive adoption of Natesto in the U.S.”

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Q4 FY18 Financial Results

Cash, cash equivalents, and restricted cash totaled approximately $7.1 million as of June 30, 2018.

Net revenue for the fourth quarter of 2018 was $925,000, an increase of 52% sequentially, compared to $607,000 in Q3 FY18.

Sales, general, and administrative expenses for the quarter were $3.9 million, which is a decrease of 15% compared to the Q3 FY18 expense of $4.6 million.

Cash used in operations for the quarter was $4.5 million, which is inclusive of the inventory and raw material purchases related to ZolpiMist and early commercial start-up expenses associated with the launch of the product.

Conference Call Information

The company will host a live conference call at 4:30 p.m. ET today. The conference call can be accessed by dialing either:

1 (877) 407-9124 (toll-free)

1 (201) 689-8584 (international)

The webcast will be accessible live during the conference call and archived on Aytu BioScience’s website, within the Investors section under Corporate Presentations & Media, at www.aytubio.com, for 90 days.

A replay of the call will be available for fourteen days. Access the replay by calling 1(877) 481-4010 (toll-free) or 1 (919) 882-2331 (international) and using the replay access code 37418.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty pharmaceutical company focused on global commercialization of novel products addressing significant medical needs. The company currently markets Natesto®, the only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or “Low T”). Additionally, Aytu is developing MiOXSYS®, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS is commercialized outside of the U.S. where it is a CE Marked, Health Canada cleared, Australian TGA approved, Mexican COFEPRAS approved product, and Aytu is planning U.S.-based clinical trials in pursuit of 510k de novo medical device clearance by the FDA. Aytu recently acquired exclusive U.S. and Canadian rights to ZolpiMist™, an FDA-approved, commercial-stage prescription sleep aid indicated for the short-term treatment of insomnia characterized by difficulties with sleep initiation. Aytu’s strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within large, growing markets. For more information visit www.aytubio.com.

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Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,’’ “will,’’ “should,’’ “forecast,’’ “could,’’ “expect,’’ “suggest,’’ “believe,’’ “estimate,’’ “continue,’’ “anticipate,’’ “intend,’’ “plan,’’ or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, our expectations that ZolpiMist will contribute to our revenue in our current fiscal quarter, and the timing and results of the Natesto spermatogenesis study. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the risks related to not being able to present operational results for the fiscal fourth quarter and full year 2018 on Thursday, September 6, 2018, at 4:30 p.m. ET, risks relating to gaining market acceptance of our products, obtaining reimbursement by third-party payors, the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, our anticipated future cash position and future events under our current and potential future collaboration. We also refer you to the risks described in “Risk Factors’’ in Part I, Item 1A of Aytu BioScience, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Contact for Investors:

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com

Source: Aytu BioScience, Inc.

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Aytu BioScience, Inc.
Consolidated Balance Sheets

Unaudited

	June 30,
	2018	2017

Assets
Current assets
Cash and cash equivalents	$7,012,527	$802,328
Restricted cash	100,000	75,214
Accounts receivable, net	578,782	528,039
Inventory, net	1,338,973	1,312,221
Prepaid expenses and other	440,009	310,760
Total current assets	9,470,291	3,028,562

Fixed assets, net	218,684	647,254
Developed technology, net	-	1,337,333
Customer contracts, net	-	77,667
Trade names, net	-	164,037
Licensed assets, net	11,120,086	9,231,072
Goodwill	-	238,426
Patents, net	245,944	271,278
Deposits	5,088	2,888
Total long-term assets	11,589,802	11,969,955

Total assets	$21,060,093	$14,998,517

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and other	$2,119,672	$2,220,400
Accrued liabilities	185,882	782,536
Accrued compensation	540,674	339,704
Current deferred rent	1,450	6,673
Current contingent consideration	547,100	261,155
Total current liabilities	3,394,778	3,610,468

Long-term contingent consideration	4,146,829	7,386,782
Long-term deferred rent	-	1,451
Warrant derivative liability	93,981	-
Total liabilities	7,635,588	10,998,701

Commitments and contingencies

Stockholders’ equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; none issued	-	-
Common Stock, par value $.0001; 100,000,000 shares authorized; shares issued and outstanding 1,794,762 and 41,244, respectively as of June 30, 2018 and 2017	179	4
Additional paid-in capital	92,681,918	73,069,541
Accumulated deficit	(79,257,592)	(69,069,729)
Total stockholders’ equity	13,424,505	3,999,816

Total liabilities and stockholders’ equity	$21,060,093	$14,998,517

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Aytu BioScience, Inc.
Consolidated Statements of Operations

Unaudited

	Year Ended June 30,
	2018	2017

Product revenue, net	$3,660,120	$3,221,590
Total product revenue	3,660,120	3,221,590

Operating expenses
Cost of sales	2,050,544	1,417,355
Research and development	167,595	959,857
Research and development - related party	-	387,960
Sales, general and administrative	17,732,490	17,442,627
Sales, general and administrative - related party	-	165,131
Impairment of intangible assets	1,856,020	1,265,125
Amortization of intangible assets	1,553,705	1,708,771
Total operating expenses	23,360,354	23,346,826

Loss from operations	(19,700,234)	(20,125,236)

Other (expense) income
Interest (expense)	(749,423)	(2,534,358)
(Loss) on investment	-	(61,519)
Other gain	6,277,873	-
Derivative income	3,983,921	212,809
Total other (expense)	9,512,371	(2,383,068)

Net loss	$(10,187,863)	$(22,508,304)

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Aytu BioScience, Inc.
Consolidated Statements of Cash Flows

Unaudited

	Year Ended June 30,
	2018	2017

Cash flows from operating activities:
Net loss	$(10,187,863)	$(22,508,304)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation, amortization and accretion	2,591,270	4,364,680
Impairment of intangible assets	1,856,020	1,265,125
Stock-based compensation expense	348,515	2,502,092
Issuance of restricted stock	248,419	724,613
Other gain	(6,277,873)	-
Warrants issuance and amendments	183,920	1,507
Derivative income	(3,983,921)	(212,809)
Amortization of prepaid research and development - related party	-	335,454
Loss on investment	-	61,519
Common stock issued to executives	-	509,996
Issuance of warrants to initial investors	-	596,434
Gain on sale of asset	-	(428,374)

Changes in operating assets and liabilities:
(Increase) in accounts receivable	(50,743)	(355,031)
(Increase) decrease in inventory	(26,752)	195,427
(Increase) in prepaid expenses and other	(129,249)	(95,202)
(Decrease) increase in accounts payable and other	(109,707)	493,217
(Decrease) in accrued liabilities	(596,654)	(414,570)
Increase (decrease) in accrued compensation	200,970	(861,226)
(Decrease) in deferred rent	(6,674)	(4,200)
Net cash used in operating activities	(15,940,322)	(13,829,652)

Cash flows used in investing activities:
Deposit	(2,200)	-
Purchases of fixed assets	(74,707)	(111,608)
Contingent consideration payment	(7,385)	-
Purchase of assets	(400,000)	(6,000,000)
Investment in Acerus	-	1,071,707
Sale of investment in Acerus cost	-	(91,864)
Sales of Primsol assets	-	1,750,000
Purchase of Primsol asset	-	(750,000)
Cash proceed from Nuelle	-	613,309
Cost related to Nuelle acquisition	-	(16,082)
Net cash used in investing activities	(484,292)	(3,534,538)

Cash flows from financing activities:
Issuance of preferred, common stock and warrants	11,839,995	-
Issuance costs related to preferred, common stock and warrants	(1,402,831)	-
Issuance of preferred, common stock and warrants	12,900,020	-
Issuance costs related to preferred, common stock and warrants	(1,294,235)	-
Warrant exercises	677,100	-
S-3 registered offering cost	(60,450)	-
Issuance of common stock to Lincoln Park	-	739,857
Costs related to the sale of common stock	-	(90,924)
Warrant tender offer	-	2,243,282
Warrant tender offer cost	-	(312,159)
Registered offering	-	8,602,499
Registered offering costs	-	(997,865)
Over-allotment warrants purchased by placement agents	-	2,852
Net cash provided by financing activities	22,659,599	10,187,542

Net change in cash and cash equivalents	6,234,985	(7,176,648)
Cash and cash equivalents at beginning of period	877,542	8,054,190

Cash and cash equivalents at end of period	$7,112,527	$877,542

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